Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(510) 505-4509
	(510) 505-4315	email: katie.loughnot@ros.com

ROSS STORES REPORTS FIRST QUARTER RESULTS
AND FORECASTS QUARTERLY EPS EXPECTATIONS FOR FISCAL 2004

          Newark, California, May 19, 2004 -- Ross Stores, Inc. (ROST) today reported earnings per share for the 13 weeks ended May 1, 2004 of $.32, compared to $.32 for the 13 weeks ended May 3, 2003.  Net earnings in the first quarter of 2004 were $48.5 million, compared to $49.3 million in the prior year period.   Sales for the first quarter ended May 1, 2004 increased 13% to $992 million, from $879 million for the quarter ended May 3, 2003.  Comparable store sales for the same period grew 3% from the prior year.

          Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “First quarter earnings per share were, as anticipated, even with the prior year despite an interruption in our distribution capacity due to weather and a partial roof collapse at our South Carolina facility in January 2004.  Higher distribution costs related to that incident, as well as ramp-up expenses associated with the retrofit of our Pennsylvania center and the start-up phase of our Southwest facility, contributed to a 138 basis point decline in gross margin during the quarter.  This was partially offset by a 23 basis point reduction in selling, general and administrative expenses as a percentage of sales, primarily reflecting leverage on store operating costs.  As a result, operating margin for the first quarter declined to 8.0% from 9.2% in the prior year.”

          Mr. Balmuth continued, “As previously reported, during April we went live with our new Core Merchandising System.  While this technology is expected to improve our ability to plan, buy and allocate merchandise more precisely, we have been experiencing longer-than-expected delays in producing information on current merchandise trends during the start-up period of the systems.  We have made some progress over the past two weeks, resulting in improved visibility into buying and allocation data, and we currently expect these information systems issues to be fully remedied during the second quarter.  Information we are now receiving from the new system does indicate, however, that temporary in-store inventory imbalances have developed that we believe will adversely impact sales and margins over the near term.  It appears that we are beginning to see the effect of this situation, with same store sales month-to-date in May now down 1% from the prior year.”

          “As a result of these variables, we believe it is prudent to adopt a more conservative outlook for the second and third quarters.  We now estimate that comparable store sales for the 13 weeks ending July 31, 2004 will be flat to down 2% and that earnings per share will be in the range of $.31 to $.34, compared to $.35 for the 13 weeks ended August 2, 2003.  For the third quarter ending October 30, 2004, we now expect that same store sales will increase 1% to 2% and that earnings per share will be in the range of $.33 to $.35, compared to $.33 for the 13 weeks ended November 1, 2003.   We also are maintaining our previous forecast for same store sales to grow 2% to 3% for the 13 weeks ending January 29, 2005 and believe that earnings per share for the fourth quarter will be in the range of $.52 to $.54, compared to $.48 for the 13 weeks ended January 31, 2004.”

          Commenting on the Company’s expansion plans, Mr. Balmuth said, “The long-term fundamentals of our business and growth strategy remain strong and healthy.   We are on track with our goal of 12% unit expansion for Ross, or about 70 new locations during 2004.  In addition, we still expect to open the first of ten dd’s DISCOUNTSSM locations in the third quarter.  The initial six stores are projected to open in August, with two locations each in the San Francisco Bay Area, Sacramento and Fresno, California.   We remain very excited about this new business opportunity and the additional growth potential it offers the Company.”

          Mr. Balmuth concluded, “We remain committed to returning capital to stockholders through our stock repurchase and dividend programs.  During the first three months of 2004, we repurchased 2.0 million shares of common stock for an aggregate of $59.0 million under the two-year $350 million program authorized by our Board of Directors in early 2004.”

          As previously reported, the Company is currently evaluating  continuing uses for or the potential sale of  its Newark, California headquarters and distribution center once the facility is fully vacated following the planned corporate office relocation to Pleasanton, California in July 2004.   As part of this process, the Company expects to obtain independent, third-party market valuations of the Newark facility.  Management believes it will complete this evaluation process by the end of the second quarter of 2004.  Depending on the Company’s decision as to future use or disposition of the Newark facility, a write-down to adjust the facility’s net book value, which is approximately $35 million, to its current fair market value may be required.  This potential non-cash charge is not included in today’s earnings guidance.

          The Company will provide additional details concerning its first quarter results and business outlook for the second quarter of 2004 on a conference call to be held on Wednesday, May 19, 2004 at 11:00 a.m. Eastern daylight time.  Participants may listen to a real time audio webcast of the conference call by visiting the Company’s website located at www.rossstores.com.   A recorded version of the call will also be available until the end of June at the website address and via a telephone recording through Thursday, June 3, 2004 at 402-220-5900, PIN #2342.

          Forward-Looking Statements:  This press release contains forward-looking statements regarding expected sales and earnings levels and new store growth, and forward-looking statements regarding the time needed to remedy ongoing difficulties with new core merchandise information systems and the severity, duration and financial impact of resulting in-store inventory imbalances, all of which are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from management’s current expectations.  The Company is continuing to assess the new information systems, and cannot be certain that all problems have currently been discovered or that their scope is understood.  The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “project,” “guidance” and similar expressions identify forward-looking statements.  Risk factors for Ross Stores and dd’s DISCOUNTSSM include the Company’s ability to successfully implement and correct difficulties in various new supply chain and merchandising systems, including generation of all necessary information in a timely and cost effective manner, obtaining acceptable new store locations, competitive pressures in the apparel industry, changes in the level of consumer spending on or preferences for apparel or home-related merchandise, changes in geopolitical and general economic conditions, and unseasonable weather trends, lower than planned gross margin, greater than planned operating costs, and a potential non-cash, non-recurring charge to write-down the value of the Company’s Newark headquarters and distribution center to its current fair market value.  Other risk factors are detailed in the Company’s Form 10-K for fiscal 2003.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

* * * * * *

          Ross Stores, Inc. operates a national chain of off-price retail stores offering first quality, in-season, branded apparel and apparel-related merchandise for the entire family at prices that average 20% to 60% less than department and specialty stores, as well as merchandise for the home at similar savings.  The Company had 599 stores in operation at May 1, 2004, compared to 530 stores at the end of the same period last year.   Additional information on the Company is available on the Company’s website at www.rossstores.com.

* * * * * *

ROSS STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended

($000, except per share data, unaudited)	May 1, 2004	May 3, 2003

Sales	$991,892	$879,284
Costs and Expenses
Cost of goods sold, including related buying, distribution and occupancy costs	750,622	653,248
Selling, general and administrative	161,431	145,139
Interest expense (income), net	170	(70)

Total costs and expenses	912,223	798,317
Earnings before income taxes	79,669	80,967
Provision for taxes on earnings	31,151	31,658

Net earnings	$48,518	$49,309

Earnings per share
Basic	$0.32	$0.32
Diluted	$0.32	$0.32

Weighted average shares outstanding (000)
Basic	149,890	154,104
Diluted	153,371	156,508

Stores open end of period	599	530

ROSS STORES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

($000, unaudited)	May 1, 2004	May 3, 2003

Current Assets
Cash and cash equivalents	$184,951	$116,544
Accounts receivable	32,242	23,260
Merchandise inventory	859,379	756,002
Prepaid expenses and other	35,477	48,563
Deferred income taxes	22,742	16,645

Total Current Assets	$1,134,791	$961,014
Property and equipment, net	490,462	415,552
Other long-term assets	58,126	39,833

Total Assets	$1,683,379	$1,416,399

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable, accrued expenses and other	$707,744	$591,635
Income taxes payable	20,981	30,580

Total Current Liabilities	$728,725	$622,215
Long-term debt	50,000	50,000
Other liabilities	65,041	45,302
Deferred income taxes	82,119	41,666
Stockholders’ Equity	757,494	657,216

Total Liabilities and Stockholders’ Equity	$1,683,379	$1,416,399

ROSS STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended

($000, unaudited)	May 1, 2004	May 3, 2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$48,518	$49,309
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	20,092	17,614
Change in assets and liabilities:
Merchandise inventory	(17,888)	(39,484)
Other current assets, net	(12,960)	(16,570)
Accounts payable	21,967	3,493
Other current liabilities	1,340	(2,921)
Other	1,871	120

Net cash provided by operating activities	62,940	11,561

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions to property and equipment	(23,065)	(27,419)

Net cash used in investing activities	(23,065)	(27,419)

CASH FLOWS USED IN FINANCING ACTIVITIES
Issuance of common stock related to stock plans, net	8,939	1,879
Proceeds from long-term debt	—	25,000
Repurchase of common stock	(58,988)	(40,677)
Dividends paid	(6,421)	(4,449)

Net cash used in financing activities	(56,470)	(18,247)

Net decrease in cash and cash equivalents	(16,595)	(34,105)

Cash and cash equivalents:
Beginning of period	201,546	150,649

End of period	$184,951	$116,544